Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2020

July 23, 2020  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Matt Carletti	JMP Securities, LLC
Randy Binner	B. Riley FBR, Inc.
Jeff Schmitt	William Blair & Company, LLC
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Mark Dwelle	RBC Capital Markets LLC

RLI CORP.

Moderator: Aaron Diefenthaler

July 23, 2020

10:00 a.m. (CDT)

Operator: Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Second Quarter Earnings Teleconference. [Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially, including the ongoing impact of the novel coronavirus, COVID-19 global pandemic. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in the Form 10-Q for the quarterly period ended March 31, 2020, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Chief Investment Officer and Treasurer; Mr. Aaron Diefenthaler. Please go ahead, sir.

Aaron Diefenthaler: Good morning. On behalf of management, welcome to RLI's second quarter earnings call. We hope you are all staying safe in this new normal and appreciate you listening in. Joining me are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; Todd Bryant, Chief Financial Officer. Todd will first offer some additional financial details from the quarter and hopefully answer some of your common questions. Then Craig will break down market dynamics and the current climate. At close of prepared remarks, we'll open the call to questions, and Jon will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron, and good morning, everyone. Last night, we reported second quarter operating earnings of $0.77 per share. We experienced 1% of top-line growth while posting an 88.4 combined ratio. Investment income was relatively flat in the quarter, while unrealized gains on the portfolio reversed the first quarter's trend and positively impacted net earnings and book value. Book value per share ended the quarter at $23.39, up 8% for the year, inclusive of dividends. Craig will talk more about our products and market conditions in a minute. But from top line standpoint, the 1% growth in gross premiums written was driven largely by rate increases and expanded distribution. As you would expect, premium from some products was down in the quarter, given the impact of the economic slowdown in shelter in place orders brought on by the pandemic. Most notably, transportation premium declined down $12 million in the quarter and $33 million on a year-to-date basis. Excluding transportation, gross premiums written was up 6% in the quarter and 11% year-to-date. While overall premium growth was down from prior quarter's trends, top-line results were better than our initial expectations as the quarter began.

From an underwriting perspective, we posted a second quarter combined ratio of 88.4. Our loss ratio was 48.5% and included $6 million in COVID-19 related impacts. As we increase current loss -- current year loss booking ratios on several products where heightened exposure exists. With the $5 million we set aside in the first quarter, our year-to-date COVID-19 reserves total $11 million as of June 30. By segment, these reserves totaled $2 million for property, $1 million for surety and $8 million for casualty. We also recorded $6 million in storm and civil unrest related losses in the second quarter. Offsetting these additions, we posted approximately $22 million in net benefits from prior year's reserve releases with Casualty adding $19 million and Surety adding $3 million.

Moving to expenses. Compared to last year, our expense ratio declined 2.8 points to 39.9. During this time of uncertainty, we have taken targeted actions to eliminate or defer expenses. Among other things, actions taken include a slowdown in hiring, position consolidations, select merit reductions or eliminations, travel curtailment and option grant deferral. We continue to evaluate areas of opportunity for efficiency gains and expense savings. Having said that, similar to last quarter, the majority of the decline in expenses continues to be driven by reduced levels of amounts earned under bonus and incentive plans. While 2 performance metrics, combined ratio and operating earnings, compared favorably to last year, a third component, growth in book value, continues to lag last year's achievement, resulting in lower amounts earned. The decline in amounts accrued under incentive plans account for the majority of the decrease in our expense ratio as well as the bulk of the decrease in general corporate expense. Turning to investments, coming off early stages of stabilization in late March. Capital markets made a significant rebound in the second quarter. As outlined in our press release, total return for the 3 months was 6.6%, driven by meaningful results from both fixed income and equities. The portfolio is now in positive territory for the year and once again a contributor to book value growth since December.

Our liquidity profile has proven durable in this environment, and our operating cash flow returned to form in the second quarter, allowing us put money to work in high-quality investment grade bonds. Investment income was flat on the quarter as influenced by a larger average cash balance and lower overall yields. Obviously, the outlook on the economy remains less than certain. But we will continue to focus on investing for the long-term while maintaining a sound balance sheet. Outside of the core portfolio, our share of earnings at Maui Jim was down over 50%. And while earnings from Prime were up modestly in the quarter. As Jon discussed in the first quarter call, Maui Jim results are significantly affected by the retail and economic environment, with much of the retail sector shut down during the quarter, Maui Jim results were negatively impacted. Certainly, the length of any downturn may impact the results of these investees, particularly any lasting impact on the retail sector as it relates to Maui Jim.

Overall, a good quarter in an environment that remains challenging and somewhat uncertain. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thank you, Todd, and good morning, everyone. A pretty good quarter, all things considered. As Todd mentioned, we achieved top line growth of 1% and an 88 combined ratio. Year-to-date, we've been able to achieve 4% growth with an underwriting margin of 10 points.

Rewind 90 days, and we would have been pleasantly surprised at these results. Overall, we see the market is broadly improving. In the U.S., businesses are adjusting to the new environment, beginning to open back up and people are getting out, even if only on a limited basis. I see this as a testament of American ingenuity and perseverance. Rate momentum has continued with double-digit increases on our Property and Casualty portfolio on both a quarter and year-to-date basis. We're still seeing pockets in the P&C space and certainly in Surety that remain quite competitive. But our results for the quarter speak to our resiliency as a company. The construction industry, which touches about 1/3 of the businesses we insure never completely shut down. There have been a number of delays in projects but very few cancellations. We did not flinch in the face of adversity and continue to execute in markets that were feeling disruption even prior to the outbreak of pandemic. Namely our excess casualty, management liability, property catastrophe and marine businesses continue to achieve rate increases and some growth. We remain cautious that a slower economic recovery and new capital entering the market may serve to dampen top line growth opportunities, particularly in the construction industry, where we expect to see some slowing of new projects into 2021.

I do want to provide some introductory comments about our assessment of COVID-19, and then I'll go into more details by segment. As a reminder, we do not offer event or travel cancellation, trade credit or any virus-related coverages. We also do not focus on large insured’s, program business, the entertainment industry, or high-profile risks where bespoke manuscript forms are more common. We are underweight in certain high-risk classes like restaurants, lodging, bars and habitational, and we have a very small book of workers' compensation insurance. All of our policies require direct physical damage to property to trigger coverage for business income. We believe all of these mitigating factors will serve us well as we quantify our exposure relative to the industry and peers.

The true financial impact of this pandemic will never be known with absolute certainty. We do believe that it will result in direct, tangential, and even some moral hazard losses to us and the industry. As I mentioned last quarter, bulk of the coved claims we have received are being made due to the suspension of operations based on government orders or business decisions and are not the result of direct physical damage to any property. Although claim flow has diminished significantly over the last 45 days, we continue to diligently review the individual circumstances of each claim, gather detailed information from claimants, thoroughly investigate the facts and undertake detailed analysis to determine coverage based on the individual facts of each claim. We have incurred some costs related to these investigations, but have not paid any losses to date.

As Todd quantified, we currently estimate our ultimate amount for losses that have occurred, resulting from the pandemic to be $11 million. We have increased our current year booking ratios in several of our financial-related product lines to reflect the protracted impact of pandemic related loss occurrences. We will continue to assess and adjust, if necessary, as new information materializes. To offer some perspective on the breadth and relative impact to us, I wanted to offer some perspective on the claims that have been reported. We have received COVID related claims in each of our 3 major reporting segments across 18 different products and from 40 states. The claim count began to flatten out in the middle of May, but we are still receiving 1 or 2 claims a day.

90% of those claims are being made for loss of business income. To provide some scale relative to our operations, COVID related claims make up less than 10% of all reported claims this year and less than 2% of our entire open inventory of claims. We will continue to monitor the impact and profile of our claims closely. On to some detail within each of our segments.

In Casualty, top line was flat for the quarter with a combined ratio of 93. Many of the products in this segment were challenged with stalled exposure bases, particularly in primary and commercial excess liability. We are pleased with our solid underwriting performance, and we were able to continue grow many products that had momentum prior to the COVID outbreak.

Management liability was up 22% with growth coming from rate over exposure. The public and private D&O market is hard. Submissions are up 20%, limits are down, and rates have risen more than 35% for the second straight quarter. This significant market shift is beginning to make a dent in the last decade of softening rates and increasing loss cost inflation. We will remain cautious in this business as we believe it will be impacted by pandemic related claims and litigation at least through 2021. Our contract pac product is focused on small contractors in the admitted space and continues to grow as a result of new production sources and geographic expansion.

It remains a very solid business from a profitability standpoint. The unsupported personal excess business, also known as PUP, continues to grow significantly as a result of market disruption, investments in sales teams and technology, and channel expansion. Our transportation business is by far the most affected by the resulting shutdown and is a meaningful drag on the top line results in this segment. The public transportation business, which consists mostly of charter, school and transit buses, will continue to be impacted until there's a vaccine, effective treatment, or drastically lower number of new cases. In-force premium has dropped by more than 50% for this class. We have reported very good underwriting results in this business on the quarter and year-to-date. Our team is working closely with our customers and making sure they know we are in this with them for the long haul.

Rate increases continue in Casualty overall, but submission flow and size of rate increases are highly correlated to the most problematic classes and lines of business for the industry, including habitational, automobile, commercial excess, and directors officers liability. Although we achieved very little overall premium lift in the segment for the quarter, many of the underlying products continue to grow. We are also able to achieve a 9% rate increase, which should bode well for future bottom line results as we prudently manage any increased exposure from people and businesses resuming normal activities.

Our Property segment was up 8% for the quarter and 11% year-to-date. The combined ratio of 86 for the quarter is much improved from last year. All products in this segment continue to grow, but more so through rate than exposure. Rates are up over 20% on catastrophe-exposed businesses. Marine market conditions continue to harden as Lloyd's assesses its future and refocuses on profitability. Our property portfolio is well diversified in classes, geographies and perils, which is supported by another great quarter of results. We do anticipate further hardening in this segment and we are well positioned and confident in our ability to execute on opportunities that present themselves.

In Surety, our top line is down 7% for the quarter and 3% year-to-date. We continue to report very good underwriting results and remain profitable across all products in this segment. This speaks to our bottom-line focus and discipline in what remains a very competitive space. The top-line remains challenged as we still see significant competition despite some principles suffering from more financial distress and some underwriting losses felt by our competitors on large accounts. Demand is down due to economic factors, less regulation, and decreased commodity prices. We believe the best long-term positioning is to flex our underwriting muscle and play great defense until better opportunities arise. We will continue to focus on building deeper relationships with our most trusted and valued distribution partners, investing in technology, advancing our sales and marketing efforts, and listening responding to the needs of our customers.

The pandemic has allowed us to focus and deliver on several long-standing technology projects in our transactional businesses. One of the silver linings of this crisis is that it has served as a catalyst for change. Given all the disruption and uncertainty, we are pleased with our results, which were better than we expected heading into the quarter. Despite the economic downturn and a heightened risk profile in some financial products, we feel better because we have a broad and diversified portfolio of products, and many of these products have only been marginally impacted by the pandemic. We have not missed a beat in our execution in these markets. Pricing continues to be on the rise in most products. Our customer retentions remain very strong and cancellations and premium collections have only been mildly impacted. We attribute this to our focus on selection of the best-in-class risk and financially strong insureds.

The frequency of claims is down with some improvement in the environment to settle and reduce our claim inventory, and the industry has won a few early court decisions on standard wording around direct physical loss. Despite this guarded optimism, there's still economic headwinds that will continue to put pressure on our top-line. In addition, the plaintiff bar is very adaptable, creative and persistent. The pandemic has presented them with a target-rich environment for years to come. RLI will maintain a prudent approach to underwriting and continue to be opportunistic in niches where we have unique expertise. We are known in our chosen markets and to all of our stakeholders as a stable, successful, strong and sustainable partner. We are a special company made up of very talented and responsible owners. It makes us different in our industry and this different works for all RLI stakeholders. Thank you. And now I will turn it over to the moderator to open it up for questions.

Operator: [Operator Instructions] Our first question comes from Matt Carletti, JMP Securities.

Matt Carletti: Craig, I wanted to circle back on just one question on your COVID exposure or the claims you've seen. I heard your comments that there's no paid losses to date. You've really just investigated some things. And I appreciate a lot of the stats you gave, and it sounds like most of what you're seeing are claims for BI. If I go back to last quarter, I remember you saying that a couple of things. One was like the vast majority of the exposure you have has some sort of -- not just the physical damage qualifier, but a virus exclusion or pathogen exclusion. And that there is some split along those lines in terms of admitted versus surplus line products. And I was hoping that you might be able to give us just a little bit better of an idea how to think about that. Is vast majority, kind of 90% plus? Or is it more south of that? Or just -- there's a lot of -- broadly amongst the universe, there's a lot of just qualitative terms kind to be put on things, and everybody has a different meaning by it. I'm just hoping to get a better feel for kind of what part of your book might not have a virus exclusion, understanding, that doesn't mean there's exposure that it still has a physical damage exclusion on it.

Craig Kliethermes: Sure, Matt. Well, I mean, I think I said last time is that the policies that don't have the virus exclusion specifically are mostly excess and surplus lines policies, and that's still true. And I guess from the definition from a vast majority, I would say, I mean, I'll leave you with greater than 50%. So -- and that's true of both the claims that have been made as well as the policies that were written.

Matt Carletti: Okay. Would it -- I guess, another way to think about this or put color here is, I mean, obviously, property is kind of the exposure where business interruption will come in. When we think about RLI's property book, can you give us just a rough split of what might be written on an admitted basis versus written on a surplus line basis? Excluding like Hawaii home owners and things where there wouldn't be any sort of...

Craig Kliethermes: So l mean, the businesses that are admitted for us, we have a small home business insurance product, which is -- I mean, it's really just that. It's people that have a business running out of their home. That's all admitted and those are small policies. There's a large number of policies there. And obviously, our personal lines products are admitted, and then we have a fair amount of property and casualty packages, commercial packages for like architecture and engineers and miscellaneous professionals. That contract pac product I talked about in my opening remarks is an admitted product. I mean, a lot of that is either - the architects and engineers, those folks are white collar workers, for the most part, that are working from home, much like insurance companies right now. And the contract pac is smaller subcontractors who are still for the most part, on the job on very small jobs.

On the E&S space, I mean, those classes can be anything from a warehouse, it could an apartment building, we don't do a ton of restaurants, but we do do some. Don't do very many bars. And that's mostly written to our excess in surplus lines property unit. They were mid-sized risks. So we don't write don't write these really big limits, right? I mean, a typical property limit for us would be less than $10 million. And then the business interruption or income coverage would be sub limited even under that. So -- and then some of the binding authority business that we've started doing over the last couple of years is also in the excess and surplus line space. But again, those folks typically buy even lower business income coverage, I think the average is less than $100,000 of business interruption or income coverage, and it has monthly limitations in addition to that total limit that I just outlined.

Todd Bryant: The one thing I would add there, too, just real quick, is a number of those policies, the package policy, the general binding authority policy those are in the casualty segment. We book all of our package policies in the casualty segment, property and liability components. So I just want to make sure there's clarity on that.

Matt Carletti: Congrats on a nice result in a tough environment.

Operator: [Operator Instructions] Our next question comes from Randy Binner. B. Riley.

Randy Binner: I'd like to try and ask a more direct question about the COVID-related claims that you've mentioned at the top of the call, I guess, is it possible for you to describe one of those BI claims that's still open? What the dynamic would be to have something that you still -- you're still determining what the loss might be?

Craig Kliethermes: Well, Randy, so obviously, all these claims didn’t come in on one day. So we've had claims that are reported as frequently as yesterday around business interruption. So there is no -- we are investigating every claim and talking to everyone of the claimants and walking through and understanding the circumstances and then evaluating whether there is coverage for each claim. So there's no -- we certainly are approaching this on a one-by-one individual basis. There is no summary -- summarily decision or summarized decision here. It's -- we go into each claim, looking to see if there's coverage and evaluating the circumstances of that. I mean, example would be talking to someone about whether they had actually had COVID or someone on the premises has been tested for COVID. And has that test come back positive, so that might -- they might be able to prove that there actually was COVID on the premises or in the premises. So every situation, every claim is different. So I don't think I could describe an average claim in this.

Randy Binner: Okay. But I mean, is it -- are some of them advancing more from a claims perspective, meaning that they've retained a lawyer and they may have -- -- there may be they may be in a jurisdiction where they can advance their case? Or I mean, because based on what I'm understanding on how you describe your policy forms and how I understand policy forms. It doesn't seem like there'd be a lot of coverage. I'm just curious if there's -- if there are some cases where they're able to push the claim forward?

Craig Kliethermes: Well, there's - ultimate decision is made in a court of law, right? If you someone who chooses to retain an attorney and pursue that avenue. So I mean,

Todd Bryant: I think ultimately, Randy, mean, those types of things are what our claim folks and our actuarial folks talking together consider in establishing what we have from a reserve -- from an IBNR standpoint. The -- nearly a 100% of the reserves we have up are in IBNR.

Randy Binner: Yes. Okay. Fair enough. And then just a couple more. One quick one. Just on Maui Jim, real quick. Do you you -- can quantify for us? That result is actually a little bit better than I would have thought. Can I take it they have e-commerce sales? And if so, can you give a rough percentage of how much they can operate online?

Jon Michael: Well, Randy, it's Jon. Actually, when Maui -- when this happened, as you might expect, Maui Jim does have a direct line. They also have a relationship with Amazon Prime. And thank God they did because largely, their operation retail wise was shut down worldwide. It was shut down during their 3 best months for sales. So the fact that they were able to do roughly half on an earnings basis for the quarter from what they did last year is a testament to Maui Jim's management and operations. As the quarter progressed, retail began to open up, not just in this country on a limited basis, but in in other places worldwide, so that their orders on a retail basis began to come as the quarter progressed. So the latter months were better than the early months. So for example, April was not a very good month, but May and June were much better months. So -- but I will just say that there -- those direct-to-consumer type of distribution channels were not a very large part because Maui Jim was really focused on retail, but thank God, they did have those direct channels and did have very good technology around those channels that enabled them to see pretty good increases in the use of those channels. So we think they've done very well through this. And they think they've done very well, even more important.

Randy Binner: Okay. Great. And just one more. And I apologize, if I missed this, but did you all quantify submission activity in the E&S area, specifically?

Craig Kliethermes: No. We talked generally that submissions were up in certain areas. I mean, it is a mixed bag. I think, certainly on the property side of the house, submissions are significantly up. On the casualty side, realizing the E&S space, we write predominantly construction risk. So there are not a lot of new projects that were undertaken during -- or during COVID. So the submission flow was flatter to even slightly down in some of our primary general liability.

Operator: Our next question comes from Jeff Schmitt, William Blair.

Jeff Schmitt: The COVID losses of $11 million year-to-date, could you break that out between the LAE component and the pure loss component? And does these -- there have been a couple of court rulings in favor of that physical damage requirement. Does that change the math at all on the LAE component?

Todd Bryant: I don't have the breakdown between loss and LAE, Jeff. I mean, I think as our actuaries go through it, there's not necessarily a distinction in what we put up in the second quarter. I know we talked in in the first quarter, the bulk of that really was defense related. But they really are looking at the totality from both a loss and defense standpoint. But I don't have the breakdown between IBNR.

Jeff Schmitt: Okay. And then just looking at property margins, obviously, they're pretty good compared to where they were a couple of years ago. You continue to get rate there. The market is getting rate. If anything, that it's probably more likely to go up than down. Is there an opportunity there to sort of pull back on rate and trying to really expand that business? I mean, know it's -- if you go back 5, 6, 7 years ago it was 35% or 40% of gross premiums. Is there an opportunity to try and grow that back to a larger book?

Craig Kliethermes: So Jeff, this is Craig. I mean, obviously, our underwriters make those decisions and trade-offs every day and try to evaluate, I can tell you from a portfolio level, whenever they do the math, they never -- the math never works. So when you do the math to figure out, well, how much rate do I have to cut to grow more, the margin gets so thin that you end up being bigger, but don't really make any more money, and there's no incentive to do that for us so why would we take on more exposure for no more profit. So that's generally the -- it doesn't mean there aren't going to be pockets of opportunity there. Certainly, we'd love to continue to grow that business. We think that right now, we're getting rate I'll say, above what we'd like to see is technical rate. Of course, there's no such thing as enough. But -- and let's also keep light that the reinsurers, I believe, are in the process, they've already started the process, but I believe that will continue for a while as getting rate increases so we're going to be paying more for reinsurance, I think, us as well as the whole market on a go-forward basis. So we need that rate to pay for the additional protection that we -- or the protection that we currently have.

Jon Michael: Jeff, one more thing on that, Jon Michael. We are restrained as to how much cat risk we can take to. So that would restrict our writings.

Jeff Schmitt: Got it. And just one last one on the E&S market. It seems like there could be more exposure there. There's probably less fires exclusions. I mean, I know you mentioned it, think others have as well. There's already sort of some large players pulling back there and if they have more exposure here on the COVID, are you seeing sort of even more dislocation there? Or has it been similar to what it was a quarter or two ago?

Craig Kliethermes: I mean I think the disruption is on the -- is the fact that reinsurers are starting to raise rate, and that rate has to get into the primary at some point in time to be able to continue to make your margins. I don't think we would classify the disruption necessarily to be COVID-related or virus-related on the E&S side. I think it's just rate we've needed to get for a while. And now that the reinsurers are charging more, we know that the cost of our goods sold has gone up, and we need to pass that along and get more rate to be able to make the same margins.

Operator: Our next question comes from Meyer Shields, KBW.

Meyer Shields: One question I really probably should know the answer to this, but are any of defense costs against BI claims recoverable?

Craig Kliethermes: You say recoverable by reinsurers? From reinsurer?

Meyer Shields: No, no from the claimants or from the attorneys.

Craig Kliethermes: I don't think I can answer that question, Meyer.

Jon Michael: Meyer, that's -- it could be litigated, right, but largely in this country no, but it could be litigated.

Meyer Shields: Okay. No, fair enough. Is there really -- we can get the -- both the weather-related losses and the COVID losses in dollars by segment just for the second quarter?

Todd Bryant: Yes, yes, Meyer, it's Todd. So if you look at the second quarter, the storms and civil unrest, the $6 million there, splits about $4.5 million to the Property segment. And $1.5 million to the Casualty segment. Again, that general binding business, another package business that we have in the Casualty segment. So that's how that splits. And then the COVID-19 is $5 million in Casualty and about $1 million in Surety for the second quarter piece. I think this quarter, we were $3 million Casualty and $2 million Property for COVID-19.

Meyer Shields: Excellent. Okay, that's very helpful. Final question. When -- I think Craig was just talking about reinsurance rate increases, is there any reason to anticipate change in maybe how much of your gross premiums you're seeing as reinsurance prices rise and as primary prices rise?

Jon Michael: Yes. It's Jon. We evaluate that all the time, obviously. We view reinsurers as our partners. So as rates increase on the margins, I've heard other companies talk about reevaluating their retentions and we do that all the time, but we -- largely, we're viewing our reinsurers as partners in the whole process. So yes and no, but I don't see any significant change in...

Craig Kliethermes: We haven't. I mean, is that -- yes. I mean, we -- obviously, we priced the stuff up internally and try to figure out what we think is a fair price loss cost with their margin on top. And if we would change retentions, it normally be around the co-participation as opposed to our first dollar retention. And as Jon says, we have long-term partners and reinsurers, and that's exactly the way we view them as partners. And we talk about our talk about our alignment all the time. We alignment with shareholders, but we also have a lot of alignment with other stakeholders, particularly reinsurance partners and we need them to continue to be able to thrive and be successful as well.

Operator: Our next question comes from Mark Dwelle, RBC Capital Markets.

Mark Dwelle: Just a couple of questions that haven't already been covered. I just want to clarify on all of the COVID-related charges that you've taken, those are all just being ordinarily run through the loss ratio. So those metrics that you gave us, to the to the extent we wanted back them out of kind of run rate of your loss ratios, we could just do that math off of the premiums and the numbers you gave. Is that correct?

Todd Bryant: Yes. With respect to the Casualty and the Surety, I mean, that really is booking ratio based. So yes, the $2 million that was put up in Property, that you could still do the same thing with it, but it's not truly booking ratio based from that standpoint. Property is really more of a reported base. But similar approach either way from your standpoint.

Mark Dwelle: Okay. And then I mean, you had indicated all of this is sort of IBNR. We would -- I guess, we would -- based on some of Craig's comments, it sounds like the pace of incoming claims is continuing to slow. So I mean, I guess, I'm inferring, I guess, accordingly, that we would expect that kind of the need for further reserves would likewise continue to slow alongside of a slowing claim count, presuming that persists? Is that likewise, correct?

Todd Bryant: Well, Mark, I think some of it's going to determine over what period of time this ultimately develops over. I think Craig talked about that, too. Is it will become more difficult over time to know what's directly related to COVID and indirectly related. So it really is going to be a quarterly view as our actuaries and claim folks get together and look at loss trends and those have another quarter worth of information. I would say it's really a quarter-by-quarter review in that respect.

Mark Dwelle: Okay. That's helpful. I think we've had enough of COVID discussion for today. Let's move on. Craig, you had mentioned on the transport business. If I wrote it down right, it was -- the premiums were down $12 million. Was that primarily the result of lay-up credits or whatever you might call them or maybe I guess what I'm trying to get at is, was there an underlying growth in the book of business due to premium pricing and/or new business that was that was then offset down to level. Or there an actual reduction in the amount of business you were writing that contributed to the decline?

Craig Kliethermes: Mark. So on transportation, the biggest hit is being taken in the public transportation area. And we did take all the policies that were in force at the time last quarter, first quarter, we had adjustments we offered to people to be able to lower their exposures because basically, on average, people were taking 9 out of 10 units out of service and storing them, and they weren't obviously operating them. So we allowed them to basically take credit for that. So those things mid-term, we had to make a bunch of midterm adjustments, whatever. So now as you start to renew these policies, some of them are putting some business -- some buses are going back into production, but not very many. I'm going to tell you, public transportation, it's still operating at about 10% to 20% of what it was prior the pandemic. And I think that's way it's going to be for a while. And I think that also, as things renew, we're additionally recognizing some of our other businesses like truck and small commercial specialty business within transportation that the exposure bases are down, and they're getting credits and their insurance premiums for the fact that the miles they're driving are anticipating are going down. So therefore, they're paying less premium. And I think as I said, we expect that, that business is probably going to cut in about half overall. This year, and then we'll have to build it back up. We've done this before. The business was as big $80 million at one point in time and shrunk to $40 million because people -- it was just way too competitive, and our people were willing to cut it to stay profitable. In this case, this isn't really about rates as much as it is because we're still getting rate. It's really more about exposures. And exposures are down therefore, the premium is down.

Mark Dwelle: All right. I appreciate the clarification. That's good color. And then the last question I have, this is just kind of a small question within the Prime Holdings business, is there -- I'm trying to understand, is there some seasonality that business? Or is there something that we can track independently to kind of get an understanding of kind the ups and downs. It seems like a much more jaggedy earnings pattern than maybe I would have expected.

Craig Kliethermes: Yes. Well, he writes -- he's the market of last resort. And where there's disruption, he will step in. So it really is going to depend on where the opportunities are for disruption and if he feels he has expertise in that space. And he'll step in. And so you will see fairly jaggedy results or not results probably as much as top-line in his business just because it just really depends. I mean, I'll tell you, frankly, I'm as surprised, probably as you are every month when he report's premium.

Mark Dwelle: As long as we're all surprised together.

Craig Kliethermes: we're a small -- just a reminder, we're a small player on that business.

Operator: There are no further questions in the queue at this time.

Jon Michael: Thank you, it's Jon Michael. Craig, was being more modest than we're used to around here. He called the quarter a pretty good quarter. I'm going to say it was a great quarter given the circumstances. I'd like to thank our employees for remaining focused on our customers. Our employees have not missed a beat. We're effective, they're effective and productive. And thank you for listening. Stay healthy and keep you and your families safe.

Operator: Ladies and gentleman, that concludes today’s teleconference. You may now disconnect.

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